                                                                    EXHIBIT 10.3


                      COOPERATIVE PRODUCTION AGREEMENT


This agreement is effective as of the 10th day of March, 1997, by and between Delta Steel, Inc., a Texas Corporation herein referred to as "Delta" or "party", and FWT, Inc., a Texas corporation herein referred to as "FWT" or "party". By this Agreement, the parties hereby adopt the terms and conditions of the Memorandum of Understanding dated June 26, 1996 and attached as Addendum A to this Agreement, except that the terms and conditions relating to the lease are excluded and replaced by the Lease Agreement dated March 10, 1997 between the parties.

Both parties understand the character of the services to be provided under this Agreement and represents itself as competent to perform such services. Each party also represents itself as having the authority and licenses to do business and perform the services in the area and state in which the work is to be performed.

TERM

1.1 This Agreement shall be for an initial term of five years and shall be automatically renewable at the end of the initial five year period. Terms and conditions for the renewal period will be negotiated at the end of the third year of the initial period.

CONFIDENTIALITY

2.1 The terms of this Agreement and the aforementioned Lease Agreement shall be maintained in confidence by the parties. A Confidentiality Agreement dated March 10, 1997 is attached as Addendum B to this Agreement.

INSURANCE

3.1 To the extent that work is done by Delta or FWT personnel under the supervision or direction of an employee of the other company, for purposes of liability and indemnification, that work will be deemed to have been performed solely by the company responsible for performing such work.

3.2 Each party, at its sole expense, shall provide, at all times during the performance of this Agreement, the following minimum insurance coverage.

         A. WORKER'S COMPENSATION INSURANCE providing statutory benefits under the law in the state where the work is to be performed.

                 EMPLOYER'S LIABILITY INSURANCE with limits of 1,000,000/$1,000,000/$1,000,000.

                 Each party's policy shall include an alternate employer endorsement naming the other party as an alternate employer. Each party shall file workers' compensation claims, for workers on its payroll, under its respective insurance policy.

         B. COMMERCIAL GENERAL LIABILITY INSURANCE providing coverage for premises - operations, and products/completed operations; to include contractual liability coverage, personal injury, x, c, and u, broad form property damage and independent contractors working for the parties. Limits of liability shall not be less than the following:

                 $1,000,000 each occurrence
                 $1,000,000 aggregate-products/completed operations
                 $1,000,000 aggregate-general
                 $1,000,000 personal injury/advertising injury liability $1,000,000 legal liability

                 FWT's CGL policy shall contain a legal liability form endorsement which shall include fire, explosion, smoke and water damage.



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                                                                         Page 1

                      COOPERATIVE PRODUCTION AGREEMENT

         C. BUSINESS-AUTOMOBILE LIABILITY AND PROPERTY DAMAGE INSURANCE providing coverage for all owned, non-owned and hired vehicles. Combined single limits of liability for bodily injury/property damage of $1,000,000 each accident.

         D. UMBRELLA INSURANCE providing excess liability over General Liability, Auto Liability and Employer's Liability with minimum limits of $10 million each occurrence and $10 million aggregate.

3.3 UNDERWRITERS SHALL HAVE NO RIGHT OF RECOVERY OR SUBROGATION AGAINST THE OTHER PARTY, as the parties to this Agreement intend that the insurance each has in force shall protect both parties and be liable for all losses covered. All of the above policies must include a waiver of subrogation in favor of the other party. Policies specified in 3.2.B, C and D must name the other party as an additional insured.

3.4 CERTIFICATES AND ACKNOWLEDGMENT - Each party must provide current certificates of insurance and proof of acknowledgement by the respective insurance carrier prior to beginning any work. Insurers must give 30 days notice of any cancellations of policies identified in the certificates of insurance.

INDEMNIFICATION

4.1 Each party agrees to protect, indemnify, defend and hold the other party free and harmless from all losses, costs and expenses - including the amount of judgments, penalties, interest, court costs and legal fees - of legal liabilities (claims, demands, and causes of action, etc.) imposed in favor of or asserted by governmental agencies or third parties (including employees of the other party or of its contractors or subcontractors) caused by or associated with its (or its contractors or subcontractors) failure to pay any tax, wage, debt or other sum incurred by the indemnifying party (or its contractors or subcontractors).

4.2 It is the intention of each party to maintain the insurance coverage and limits specified in paragraph 3.2 above and indemnify the other for claims or other liabilities caused by its actions or inactions. For liability and indemnification purposes, each party shall be responsible for the operations and products from its normal work activities under the Agreement. This includes work performed under the supervision or direction of managers or foremen who supervise the work of both parties.

         Each party agrees to indemnify and hold the other party harmless from all losses, costs and expenses - including the amount of judgments, penalties, interest, court costs and legal fees - of alleged or actual legal liabilities (including settlements) for personal injuries, illnesses, deaths or property damage founded upon occurrences in the course of, or incident to, services performed or products or equipment provided under the Agreement due to its negligence or gross negligence. This indemnification obligation includes, but is not limited to, claims made by its employees or employees of its contractors or subcontractors, if the injury, illness or death is sustained while the employee is in, on, or about the premises of Delta, or is otherwise associated with services performed for, or products or equipment provided to, the other party.

4.3 DEFENSE - Each party to the Agreement agrees to investigate, handle, respond to, provide defense of, and defend any claim or other potential legal liability for which it is responsible under this Agreement's indemnification provisions at its sole expense, and agrees to bear all other related costs and expenses, even if such claim, etc. is groundless, false or fraudulent. The indemnification provisions are intended to survive the termination of this Agreement.

4.4 ENFORCEMENT OF INDEMNITY OBLIGATIONS - All indemnity obligations assumed by the parties are in no way limited by the insurance provisions of this Agreement, as the parties intend that each be fully responsible for liabilities assumed under this Agreement. All indemnity obligations in this Agreement shall be enforced in the courts of Tarrant County, Texas, with all costs of enforcement and attorneys' fees of the prevailing party to be paid by the other party. Each party to this Agreement hereby waives all defenses to such enforcement which do not turn on factual issues affecting the applicability of indemnity obligations.


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                                                                          Page 2

                      COOPERATIVE PRODUCTION AGREEMENT


DISPUTE RESOLUTION

5.1 Both parties agree to work together to resolve any issues or disputes that arise under the Agreement. If a dispute cannot be resolved between the parties within thirty (30) days of written notice to the other party, then the dispute will be submitted to mediation through the procedures then in effect by a dispute resolution organization selected by mutual agreement of both parties. Both parties agree that the mediation will be scheduled to begin no later than sixty (60) days after the initial written notice of a dispute. If mediation is not successful, both parties agree that the dispute will be submitted to binding arbitration through an organization selected by mutual agreement of both parties and the arbitration is to begin no later than 30 days after the mediation is concluded.

GENERAL TERMS AND GOVERNING LAWS

6.1 The Agreement shall bind the parties, their respective successors, heirs and assigns; but this Agreement shall not be assignable without the prior written consent of the other party.

6.2 In the case of a change in ownership, management or corporate organization of FWT, the successor owner(s), et. al. shall continue operations under this Agreement, for the remainder of the then-term of the Agreement, with a minimum monthly purchase volume from Delta equal to the previous 12 months average. All other terms and conditions of the Agreement shall remain in force.

6.3 "Party" means Delta or FWT, as applicable. Reference in this Agreement to Delta, FWT or party includes any subsidiary, affiliated or parent companies, and employees, officers, directors, agents, representatives and contractors of the respective companies provided, however, that the use of the term 'party' shall not impose any personal liability on any such employees, officers, directors, agents, representatives or contractors of the parties.

6.4 Obligations of the parties are subject to all valid applicable federal, state, and local laws, rules and regulations. Venue for any dispute or controversy relating to or arising out of this Agreement shall lie in Tarrant County, Texas.

6.5 No conduct by a party, including waiver of any single performance of obligations of the other party, shall affect required subsequent performance of the other party's obligations under this Agreement.

6.6 The Agreement and referenced addenda comprise the entire agreement of the parties; no changes shall be effective unless made in writing and executed by both parties. The terms of the Agreement and addenda shall govern in case of conflict with any previous or subsequent writing, except any subsequent addenda executed by both the parties.

6.7 This Agreement is not intended to and shall not create a joint venture or partnership between Delta and FWT.

NOTICES

7.1 Every notice, request, statement or bill provided for in the Agreement shall be in writing and mailed or delivered to the following addresses):

                                        ADDRESSES:


FWT, Inc.:              DELTA STEEL, INC: (Corporate Office)       FORT WORTH DIVISION:
                                 Delta Steel, Inc.                  Delta Steel Inc.
   P.O. Box 8597                   P.O. Box 2289                   9217 South Freeway
Fort Worth, TX 76124             Houston, TX 77252                Fort Worth, TX 76140


Executed in duplicate original on the 24th day of March, 1997.

FWT, Inc.:                                DELTA STEEL, INC.



By: /s/ T. W. MOORE                       By: /s/ R. A. EMBRY
   ---------------------------               ---------------------------
Title: President                          Title:  President
      ------------------------                  ------------------------


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                                                                          Page 3

                         [DELTA STEEL, INC. LETTERHEAD]
                                                                      ADDENDUM A

                           MEMORANDUM OF UNDERSTANDING

LEASED DELTA FACILITY

TERM AND PAYMENT SCHEDULE

The initial lease shall be for a term of five years and shall be automatically renewable at the end of the initial five year lease. Terms and conditions for the renewal period will be negotiated at the end of the third year of the initial lease period. Lease payments shall be made monthly in advance.

BASIS FOR LEASE RATE

The monthly lease rate for the initial lease term (5 years) will include construction costs, property taxes, and property insurance as described below:

o Construction cost of FWT's lease space and equipment shall include building, drive, crane, new gate, warehouse and manager's office but excluding press-brake foundation costs and fencing. The construction cost is based on the contractor's final invoice to Delta Steel which will include such costs as contractor's overhead, permit costs, etc... The total construction cost attributable to FWT shall be amortized over 60 months plus interest at an annual rate of 8%. The resulting amount shall form the construction cost component of the monthly lease payment. Additional capital additions which both Delta Steel and FWT agree need to be made during the lease term (e.g., more cranes, equipment, etc ... ) and for which FWT is the direct beneficiary, shall be amortized over the remainder of the lease term with interest at 8%.

o Property taxes shall be 1/12 of the actual annual property taxes assessed on the leased space and equipment. The billable amount shall be based on the previous year and then adjusted to the actual tax amount once the final assessment is received; and

o Property insurance on the leased portion of the building and the crane in the estimated amount of $125 per month. This does not include FWT contents.

After the initial lease term of five years, the lease rate will be set at a mutually agreeable market rate for comparable space, equipment and terms but in no case shall the new lease rate exceed 80% of the current lease rate unless capital improvements are made or more equipment is added at the request of FWT. The capital improvements will be amortized over the new lease period.

In no case shall payments on the initial five year lease begin until the new building is completed and the inventory, burning table, press-brake, and cranes are all available and fully operational.

Moreover, the facilities provided by Delta Steel for FWT shall be complete and fully operational. Delta Steel will diligently work with the contractors to be fully operational by 2/1/97. Any cash penalties collected by Delta from the contractors for delays to the project which postpone the operational date past 2/1/97 will be shared equally with FWT.

If FWT is unable to use its leased space due to Delta's inability to provide broken plate for poles, there will be no lease payment for that "period." Instead, this "period" shall be added to the end of the initial lease term with the same terms and conditions, including lease rate, as for the initial lease period. The "period" is to be mutually defined by Delta Steel and FWT.

UTILITIES

FWT will be responsible for its own electrical service. A separate meter for electrical services shall be provided by Delta Steel for FWT's leased space. FWT shall be billed directly by the Texas Utility.

ACCESS/EGRESS

FWT shall have full access and egress to its leased facility 24 hours per day via a dedicated entrance to the property and leased production area.

PARKING

Delta Steel shall provide parking for 8 to 10 FWT employees at no charge.

MAINTENANCE

FWT shall be responsible for maintenance and repairs associated with normal wear on the crane which is covered by FWT's lease. FWT shall also be responsible for any damage to the crane due to misuse or abuse. FWT shall not be responsible for items covered under the crane manufacturer's warranty. FWT shall follow Delta Steel's inspection and maintenance procedures.

ADVERTISING

As part of FWT's lease, Delta Steel agrees to place an FWT logo (approximately 4' x 8') at the entrance to FWT's leased facility as well as paint an FWT logo (approximately 15' x 25') on the top, northwest corner of the FWT-leased building.

CAPACITY ALLOCATION

FWT MONOPOLE SOURCING

Delta Steel shall be the exclusive supplier of FWT's broken-shaft monopoles with only the following exceptions:

o Union Metals shall continue to furnish monopoles to FWT for heights of 100' or less with base shaft diameters that are less than 28.5 inches;

o FWT shall have the right to purchase steel and/or monopoles from other sources if Delta Steel is unable, for any reason, to meet FWT's demand for broken steel shafts and base plates. Once Delta Steel is able to resume meeting FWT's demand, FWT shall revert to purchasing from Delta on an exclusive basis.

FWT CAPACITY ALLOCATION

FWT will have the right to schedule its orders first on the designated Delta Steel burning and press-braking equipment. If FWT is not using the equipment to capacity, Delta Steel has the right to schedule orders for other customers after first giving FWT the "right of first refusal" to place orders on the equipment. After orders for other customers are scheduled, new FWT orders will not displace the other customers' orders.

DELTA SERVICES FOR OTHER CUSTOMERS

As a condition of the lease, Delta Steel agrees not to directly brake monopole sections for firms competing with FWT. Current competitors include: Thomas and Betts, Valmont Industries, ROHN Corporation, Comsat, Andrew Corporation, Sabre, Stellar, Summit Manufacturing, LeBlanc and Royle, PiRod, Falcon Steel, North American Pole, Engineered Endeavors, GEM Engineering, Allied Corporation, Union Metals, or other companies that may compete or enter into the communications, utility, lighting, or highway-safety broken-shaft markets. This does not, however, preclude Delta Steel from providing other services for these companies.

MANAGEMENT

FWT shall provide a shop/floor manager that is acceptable to Delta Steel. This employee shall be employed and insured by FWT. Delta Steel will contract with FWT for 50% of the manager's salary and financial incentives. The fee shall be deducted monthly from the lease payment due to Delta Steel. Both FWT and Delta Steel shall designate one person in each organization to whom the manager shall report. Both FWT and Delta Steel shall review the manager and agree on base salary, salary adjustments and financial incentives.

POLICIES AND PROCEDURES

GENERAL

Those employed by FWT shall follow FWT'S normal policies and procedures (see attached), while Delta Steel employees shall follow Delta Steel's normal policies and procedures. The only modifications shall be regarding Holidays, and that all employees of FWT at the Delta facility shall follow the Delta Steel Safety Policy and Substance Abuse Policy.

SAFETY

FWT shall follow the Delta Steel Safety Policy and Delta Steel Substance Abuse Policy.

QUALITY CONTROL

FWT and Delta Steel shall develop a mutually agreeable quality control program.

WAGE RATES

FWT and Delta Steel shall mutually discuss all base wage rates and incentives (if any) for employees who work in the burning, braking, and seaming areas of the plant.

HOLIDAYS

Prior to beginning the pole plant operation, FWT and Delta Steel shall agree on the Holidays which will be offered to the pole plant employees.

INVENTORY

INITIAL LEVELS

FWT is responsible for furnishing Delta Steel specific sizes, grades, and quantities of steel to be held in inventory for FWT's exclusive use. The inventory held on site at Delta Steel in Ft. Worth, Texas is estimated to be valued at approximately $2,000,000 to $2,500,000. Once the operation has been in operation for six to nine months, the dollar value of inventory may be changed based on the mutual agreement of Delta Steel and FWT. The shared objective is to develop an inventory turnover of at least four times per year.

RESTOCKING

Once a piece of steel is removed from inventory, the piece shall be automatically re-ordered by Delta Steel unless an alternate size, grade, or quantity of steel is requested by FWT.

FWT GUARANTEE

At the termination of this lease agreement, FWT agrees to buy the remaining plate steel inventory held by Delta Steel for FWT's exclusive use during a period not to exceed twelve months following the termination of the agreement. The steel shall be provided at the steel cost (as defined in this agreement) plus $.01 per pound.

ELECTRONIC INVENTORY MANAGEMENT

Delta Steel shall furnish FWT with at least daily access to inventory information which includes but is not limited to: size, grade, quantity, and steel cost. In addition, FWT in cooperation with Delta Steel shall develop a means by which inventory can be reserved for quoting purposes and then purchased electronically.

OPERATION PRICING

Delta Steel's participation in the fabrication process of FWT monopoles is as follows: plate steel is drawn from Delta Steel's inventory according to the plate selected by FWT engineers (referred to as Plate Inventory), the plate steel is burned by Delta Steel according to drafting details supplied by FWT (referred to as Burning), the newly burned steel is then placed in a press-brake and formed into a multi-sided shell or round by Delta Steel according to FWT-supplied drafting details (referred to as Braking).

In addition, the following price schedule shall also apply to items sold by FWT for products other than monopoles.

STEEL COST DEFINITION

Delta Steel's "steel cost" shall be Delta's average cost determined for each item using the invoice prices of the steel less any discounts or allowances plus the inbound freight. This steel cost shall be reflected in an electronic database in which FWT shall have access.

PRICING BY FABRICATION PROCESS

Delta Steel agrees to perform the previously described fabrication processes according to the following price schedule:

o    Inventory/Plate Provision: Steel cost plus $.045 per pound on the gross weight
                                Scrap from burning and braking belongs to FWT.

o    Burning: $.04 per pound on the net weight of the finished product

o Braking: $.115 per pound on the net weight of the finished product (adjusted based on incentive pricing). The weight is determined based on the plate weight actually broken. Thus, the weight will be less than the weight logged at the burning stage.

PRESS-BRAKE INCENTIVE PRICING

To encourage FWT to build total steel volume, the below incentive schedule shall apply only to the Braking process. The incentive discount is not available on broken pole business for FWT competitors that Delta Steel cannot sell including those previously named in this memorandum.

   DISCOUNT PER TON
   ----------------
   OFF BRAKING PRICE                  AVERAGE MONTHLY VOLUME
   -----------------                  ----------------------
o         0                                0 - 1,000 Tons
o       $10                            1,001 - 1,250 Tons
o       $15                            1,251 - 1,500 Tons
o       $20                            1,500 + Tons

The discount shall be calculated on a quarterly basis (i.e., at the end of March, June, September and December) by taking the average tonnage broken during the previous three months. A credit shall be issued for the incentive discount.

For example, on March 31, assume that 4,800 Tons have been broken by Delta Steel for FWT (excluding other Delta Steel customers and FWT competitors for which there is no incentive discount). The incentive discount amount would be calculated as follows:

o The average tonnage is 1,600 Tons per month (4,800 Tons divided by three months).

o The respective incentive discount due per month for the braking operation would equal $8,250 computed as (250 tons * $10) + (250 tons * $15) + (100 tons * $20).

PAYMENT TERMS

1% / 10 days, net forty days from date of invoice.

INDEMNIFICATION

This section is to be completed by FWT and Delta Steel. The intent is that each company would be responsible for its actions and/or negligence.

INSURANCE

To be completed after discussion between FWT and Delta Steel.

Executed this 26 day of June, 1996

/s/ THOMAS W. MOORE                      /s/ ROBERT A. EMBRY
---------------------------------------  --------------------------------------
Thomas W. Moore, President, FWT C.E.O.   Robert A. Embry, President Delta Steel

/s/ BETTY MOORE                          /s/ V. THOMAS RUDD
---------------------------------------  --------------------------------------
Betty Moore, Treasurer, FWT              V. Thomas Rudd, VP-Finance

/s/ FRED MOORE                           /s/ NICK WALKER
---------------------------------------  --------------------------------------
Fred Moore, Vice President, FWT          Nick Walker, Division Manager
                                         Ft. Worth Division

/s/ CARL MOORE
---------------------------------------
Carl Moore, Vice President FWT

/s/ ROY MOORE
---------------------------------------
Roy Moore, Vice President, FWT

                                                                      ADDENDUM B

                    NON-DISCLOSURE/CONFIDENTIALITY AGREEMENT

This agreement is effective as of March 10, 1997 by and between Delta Steel, Inc., a Texas corporation, hereafter referred to as "Delta" or "party", and FWT, Inc., a Texas corporation, hereafter referred to as "FWT" or "party".

WITNESSETH:

1.0 Both parties understand the nature and character of this Agreement, and intend for this to be a fully binding agreement. The parties may use all legal means at their disposal to enforce this Agreement. Reference to Delta and FWT includes any subsidiary, affiliated or parent companies, and the directors, officers, employees, agents, representatives and contractors of the respective companies.

1.1 "Period of Affiliation", as used below, refers to the period of the business relationship between the parties under the Cooperative Production Agreement dated March 10, 1997.

1.2 Consideration for compliance with this Agreement is the opportunity to work under the aforementioned Cooperative Production Agreement and any remuneration in any form agreed to by the parties. This Agreement is intended to extend beyond the Period of Affiliation.

2.0 Both parties agree that its representatives and employees will not at any time, either during or subsequent to the Period of Affiliation, either directly or indirectly, disclose to others or use any secret, confidential or proprietary information and know-how of the other party (whether or not developed by the other party) without that party's written consent. The term "secret, confidential or proprietary information and know-how" shall include, but shall not be limited to, company plans, customers, costs, programs, prices, computer programs and methods used, developed, investigated, made or sold, at any time, either before or during the parties' Period of Affiliation.

2.1 Salary and compensation information is considered confidential and proprietary information, and is fully subject to the disclosure restrictions of this Agreement.

3.0 The rights and obligations of the parties hereto shall be construed under the laws of the State of Texas and shall be binding upon the heirs, legal representatives and assigns with respect to the subject matter thereof. No changes to this Agreement shall be effective unless made in writing and executed by both parties.

DELTA STEEL, INC.                       FWT, Inc.
P.O. Box 2289                           P.O. Box 8597
Houston, TX 77252                       Fort Worth, TX 76124

BY: /s/ R. A. EMBRY                     BY: /s/ T. W. MOORE
   -----------------------                 --------------------------
TITLE: PRESIDENT                        TITLE: PRESIDENT
      --------------------                    -----------------------
DATE: 3/10/97                           DATE: 3/31/97
     ---------------------                   ------------------------